EX-99.B4

EQUITABLE LIFE INSURANCE COMPANY OF IOWA

Annuity Service Center
P. O. Box 9271
Des Moines, Iowa 50306-9271
(800)344-6860

AMENDMENT TO COMPLY WITH SECTION 403(B) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

This Amendment is made at the request of the applicant for, or the Owner of, the Contract. The intent of this Amendment is to qualify the Contract under IRC Section 403(b).

The following provisions amend your Contract and take precedence over any contrary provisions in the Contract to which this Amendment is attached.

(1) DEFINITIONS. Words and phrases used in the Contract have the same meaning when used in this Amendment. The words shown below have the meanings stated.

     (a) "IRC" means the United States Internal Revenue Code of 1986, as amended from time to time.

     (b) "EMPLOYEE OR ANNUITANT" means the person covered by the Contract.

(2) This Contract is nontransferable. Other than to us, it may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

(3) This Contract is valid only if it is purchased:

     (a) For an employee by an employer as described in IRC Section 501 (c)(3) which is exempt from income tax under IRC Section 501(a); or

     (b) For an employee who performs services for an educational organization described in IRC Section 170(b)(1)(A)(ii) by an employer which is a state, a political subdivision of a state or an agency or instrumentality of a state or political subdivision thereof; or

     (c) By an employee in a rollover or a direct transfer as permitted by IRC Sections 403(b)(8), 403(b)(10), and 408(d)(3).

(4) The Purchase Payments applicable to this Contract must be attributable to the employee's salary reduction agreement, or to permitted employer contributions, except in the case of a rollover contribution or a direct transfer by an employee [as permitted by IRC Section 403(b)(8), 403(b)(10), and 408(d)(3).] The Purchase Payment must be in cash. The total of such Purchase Payments cannot exceed the lesser of:

     (a) $9,500; or

     (b) the exclusion allowance described in IRC Section 403(b)(2), as amended, for any taxable year and in no event, exceeding any limits set forth in IRC Sections 401 (a)(30), 402(g), 403(b)(2), and 415. Premiums may be refunded when necessary to comply with IRC Section 403(b).

(5)  Distribution  of  the  assets of this Contract may not be made before the
Annuitant:

     (a) Attains age 59 1/2; or

     (b) Separates from service; or

     (c) Dies; or

     (d) Becomes disabled.

     In the case of financial hardship, distributions of premiums paid (not earnings) may be made before (a), (b), (c), or (d) above.

(6) Notwithstanding any provision of this Amendment to the contrary, the distribution of an individual's interest shall be made under the minimum distribution requirements of IRC Section 403(b)(10) including:

     (a) Any regulations under that Section; and

     (b) The incidental death benefit provisions of IRC Section 401(a)(9) and any regulations under that Section.

     The above Sections and regulations are incorporated by reference.

(7) The Annuitant's entire interest in the account must be distributed, or begin to be distributed, by the Annuitant's required beginning date. The Annuitant's required beginning date is the April 1st following the calendar year in which the Annuitant reaches age 70 1/2. (For Annuitants covered by the governmental or church plans, the required beginning date is the later of: (a) April 1st of the calendar year after the attainment of age 70 1/2; or (b)
April 1st following the calendar year of retirement.) For each succeeding year, a distribution must be made on or before December 31st. By the required beginning date the Annuitant may elect to have the balance in the account distributed in one of the following forms:

     (a) To the Annuitant of this Contract in one sum; or

     (b) To the Annuitant as a life annuity (which may provide for a minimum term certain period not extending beyond the life expectancy of the Annuitant); or

     (c) To the Annuitant and the Annuitant's designated beneficiary, as a joint and survivor annuity (which may provide for a minimum term certain period not extending beyond the life expectancy of the Annuitant and his or her designated beneficiary) in equal or substantially equal amounts: or

     (d) To the Annuitant as an annuity certain not extending beyond the life expectancy of the Annuitant: or

     (e) If the Annuitant has a living designated beneficiary, to the Annuitant as an annuity certain not extending beyond the joint life expectancy of the Annuitant and the Annuitant's designated beneficiary in equal or substantially equal amounts.

If the Annuitant's entire interest is to be distributed in a manner other than that set forth in (a) above, then the minimum distribution that must be made each year will be determined by dividing the Annuitant's entire interest by his or her life expectancy. In the case of (c) above, the entire interest will be divided by the joint and last survivor expectancy of the Annuitant and his or her designated beneficiary.

If the Annuitant's designated beneficiary is someone other than his or her spouse, then the minimum distribution which must be made each year will be not less than the amount obtained by dividing his or her entire interest by the joint and last survivor expectancy of the Annuitant and the Annuitant's designated beneficiary, whose life expectancy in making the calculation shall not be more than 10 years less than the Annuitant.

Life expectancy and joint and last survivor expectancy are computed by use of the return multiples contained in Section 1.72-9 of the IRC Regulations. For this computation, the Annuitant's life expectancy (and the life expectancy of his or her spouse) may be recalculated, but no more frequently than annually. The life expectancy of a non-spouse designated beneficiary may not be recalculated.

(8) With respect to any amount, which upon the death of the Annuitant, becomes payable under any supplementary contract issued in exchange for this Contract, no provision of this Contract or such supplementary contract shall be applicable to the extent that it permits or provides for settlement of such amount in any manner other than as set forth in (a) or (b) below:

     (a) If the Annuitant dies after distribution of his or her interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Annuitant's death.

     (b) If the Annuitant dies before distribution of his or her interest commences, the Annuitant's entire interest will be distributed in accordance with one of the following provisions:

          (i) The Annuitant's entire interest will be paid in one sum by December 31 of the fifth (5th) year after the date of his or her death; or in a series of payments which will be completed by December 31 of the fifth (5th) Year after the date of his or her death.

          (ii) If the Annuitant's interest is payable to a beneficiary designated by the Annuitant, and the Annuitant has not elected (i) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the designated beneficiary. Distribution must begin no later than December 31 of the year following the year the Annuitant dies.

           (iii) If the designated beneficiary of the Annuitant is his or her surviving spouse, distribution must begin by December 31 of the later of:

           (a) The year immediately following the year the Annuitant dies; or
           (b) The year in which the Annuitant would have attained age 70 1/2.

              Payments can be received over the life or life expectancy of the surviving spouse.

For purposes of the above, payments will be calculated by use of the return multiples specified in Section 1.72-9 of the IRC Regulations. Life expectancy of a surviving spouse may be recalculated annually. In the case of any other designated beneficiary, life expectancy will be recalculated at the time payment first commences. Payments for each subsequent 12-consecutive month period will be based on such life expectancy minus the number of whole years passed since distribution first commenced.

For purposes of this requirement, any amount paid to a child of the Annuitant will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

(9) This paragraph applies to distributions made on or after January 1, 1993. Notwithstanding any provision of this Contract to the contrary that would otherwise limit an Annuitant's election under this Contract, an Annuitant may elect, at any time and in the manner prescribed by us, but subject to the distribution restrictions of paragraph 5, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Annuitant in a direct rollover.

For the purpose of this paragraph, the following definitions apply:

     (a) Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Annuitant, not including:

           (i) Any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life or life expectancy of the Annuitant or the joint lives or joint life expectancies of the Annuitant and the Annuitant's designated beneficiary, or for a specified period of ten years or more: or

           (ii) Any distribution to the extent such distribution is required under IRC Sections 401 (a)(9) or 403(b)(10); and

           (iii) The portion of any distribution that cannot be included in gross income.

     (b) Eligible Retirement Plan is:

          (i) An annuity described in IRC Section 403(b);

          (ii) An individual retirement account described in IRC Section 408(a); or

          (iii) An individual retirement annuity described in IRC Section
408(b).

However, in the case of an Eligible Rollover Distribution to the surviving spouse, an eligible retirement plan is (ii) or (iii) above.

     (c) Direct Rollover is payment by us to the Eligible Retirement Plan specified by the Annuitant.

     (d) Annuitant, for the purposes of this paragraph, includes the Annuitant's surviving spouse and the Annuitant's spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in IRC Section 414(p).

(10) This Contract shall be for the exclusive benefit of the Annuitant or his or her beneficiary. The Annuitant's rights under this Contract shall be nonforfeitable.

(11) We may amend this Contract to conform to the provisions of the IRC, Internal Revenue Regulations or published Internal Revenue Rulings. We will send a copy of such amendment to you. It will be mailed to the last post office address known to us.

(12) Effective for years beginning after December 31, 1988, except in the case of a Contract purchased by a church, no premium payments applicable to this contract can be made unless all employees of the employer may elect to have the employer make contributions of more than $200 under a salary reduction agreement.

      For purposes of this paragraph any employee who is a participant in (a),
(b) or (c) below may be excluded.

     (a) An eligible deferred compensation plan under IRC Section 457;

     (b) A qualified cash or deferred arrangement; or

     (c) Another IRC Section 403(b) annuity contract.

     In addition, any nonresident aliens and students who normally work less than twenty (20) hours per week may be excluded.

The issue date (effective date) of this amendment is the Contract Issue Date unless another date is shown.

Signed for EQUITABLE LIFE INSURANCE COMPANY OF IOWA


/S/ FRED S. HUBBELL
_______________________
President

EQUITABLE LIFE INSURANCE COMPANY OF IOWA

Annuity Service Center
P.O. Box 9271
Des Moines, Iowa 50306-9271
(800) 344-6860

                         WAIVER OF WITHDRAWAL CHARGE
   This Rider is made a part of the Contract when listed on the Data Page.

If, after the Effective Date of this Rider, the Annuitant is hospitalized and/or confined to an Eligible Nursing Home for 30 consecutive days, you may make a total or partial withdrawal without incurring a Withdrawal Charge.

Such withdrawal must be made no later than the sixtieth (60) day following the last day of a qualifying period of confinement. We will require proof of confinement in a form satisfactory to us. Part of the proof may be certification by a licensed physician.

DEFINITIONS

An ELIGIBLE NURSING HOME is an institution or special nursing unit of a hospital. It must meet at least one of the following requirements:

(1) Be Medicare approved as a provider of skilled nursing care services; or

(2) Be licensed and operated to provide skilled nursing care, intermediate nursing care, or custodial nursing care by the state in which it is located: or

(3) Meet all the requirements listed below:

     (a) Be licensed to operate as a nursing home by the state in which it is located;

     (b) Have as a main function, the provision of skilled, intermediate, or custodial nursing care;

     (c) Be engaged in providing continuous room and board accommodations to 3 or more persons;

     (d) Be under the supervision of a Licensed Vocational Nurse (LVN) or a nurse of comparable qualifications: and

     (e) Maintain a daily medical record of each patient.

QUALIFYING PERIOD OF CONFINEMENT is confinement in a hospital and/or an Eligible Nursing Home for 30 consecutive days.

NOTICE OF CLAIM

Written notice of claim must be given to us within 30 days following the last day of a qualifying period of confinement. If notice cannot be given to us within 30 days, it must be given as soon as reasonably possible. Notice will be sufficient if it identifies the Annuitant and is sent to our Annuity Service Center.

CLAIM FORMS

We will supply claim forms within 15 days after receiving notice of claim. If such forms are not supplied within that time, written proof of claim may be made without using our forms.

TIME PAYMENT OF CLAIMS

Benefits payable under this Rider will be paid as soon as we receive proper written proof of claim.

PAYMENT OF CLAIMS

The portion of the Contract Value that is surrendered will be paid in a lump sum to you.

LEGAL ACTIONS

No legal action may be brought to recover on this benefit until 60 days after written proof of claim has been given as required by this Rider.

TAX IMPLICATIONS

Receipt of any portion of the Contract Value may be taxable. You should consult with your personal tax advisor.

GENERAL PROVISIONS

There is no cost associated with this Rider. The provisions of the Contract are made a part of this Rider except as changed by this Rider. All other terms, provisions, and conditions of the Contract remain unchanged except as provided by this Rider. In the event of a conflict between this Rider and the Contract, the provisions of this Rider will control.

EFFECTIVE DATE

The Effective Date of this Rider is the Effective Date of the Contract shown on the Contract Data Page unless a later date is shown on the Contract Data Page.

Signed for EQUITABLE LIFE INSURANCE COMPANY OF IOWA.


/S/FRED S. HUBBELL
_____________________
     President




EQUITABLE LIFE INSURANCE COMPANY OF IOWA

EXECUTIVE OFFICE
P.O. Box 9271
Des Moines, Iowa 50306-9271
(800)344-6860

UNISEX AMENDMENT RIDER

The policy to which this amendment is attached is amended by deleting all reference to "sex" and by amending the Table which shows the Minimum Amount of Each Installment Per $1,000 of Proceeds for Plan C as shown below.

     MINIMUM AMOUNT OF EACH INSTALLMENT PER $1,000 OF PROCEEDS FOR PLAN C

                     ANNUAL INSTALLMENT GUARANTEED PERIOD





AGE OF                        AGE OF
PAYEE   LIFE  10 YRS  20 YRS  PAYEE   LIFE   10 YRS  20 YRS
45      4.08    4.06    4.00      63   5.69    5.53    5.04
46      4.14    4.11    4.05      64   5.85    5.66    5.10
47      4.19    4.17    4.09      65   6.01    5.79    5.16
48      4.25    4.23    4.14      66   6.19    5.93    5.22
49      4.32    4.29    4.19      67   6.37    6.07    5.28
50      4.38    4.35    4.24      68   6.57    6.23    5.34
51      4.45    4.41    4.30      69   6.79    6.38    5.39
52      4.52    4.48    4.35      70   7.02    6.54    5.44
53      4.60    4.55    4.41      71   7.26    6.71    5.48
54      4.68    4.63    4.47      72   7.52    6.88    5.52
55      4.77    4.71    4.53      73   7.80    7.05    5.56
56      4.86    4.80    4.59      74   8.10    7.22    5.59
57      4.96    4.88    4.65      75   8.41    7.40    5.62
58      5.06    4.98    4.71      76   8.76    7.58    5.65
59      5.17    5.08    4.78      77   9.12    7.76    5.67
60      5.29    5.18    4.84      78   9.52    7.93    5.69
61      5.41    5.29    4.91      79   9.94    8.11    5.70
62      5.55    5.41    4.97      80  10.40    8.28    5.71



This amendment is a part of your policy. Its issue date (effective date) is the policy date.

Signed for EQUITABLE LIFE INSURANCE COMPANY OF IOWA

/S/ FRED S. HUBBELL
_____________________
   President

EQUITABLE LIFE INSURANCE COMPANY OF IOWA

ANNUITY SERVICE CENTER
P.O. Box 9271
Des Moines, Iowa 50306-9271
(800)344-6860

INDIVIDUAL RETIREMENT ANNUITY AMENDMENT

The following language amends and takes precedence over contrary language in the Contract to which it is attached.

(1) DEFINITIONS. Words and phrases used in the Contract have the same meaning when used in this Amendment. The words shown below have the meanings stated.

     (a) IRC or CODE means the Internal Revenue Code of 1986 as amended and all rules and regulations thereunder.

     (b) CONTRACT means the policy or contract to which this amendment is attached.

     (c) OWNER means the person ("insured" or "annuitant") covered by the contract.

(2) This Contract is nontransferable. Other than to us, it may not be sold, assigned, discounted or pledged as collateral for a loan, or as security for the performance of an obligation or for any other purpose.

(3) The premiums applicable to this Contract will be applied to accumulate a retirement saving fund for the annuitant/owner.

(4) Except in the case of a rollover contribution (as permitted by IRC Section 402(c), 403(a)(4), 403(b)(8) or 408(d)(3), or a contribution made in accordance with the terms of a Simplified Employee Pension Program (SEP) as described in IRC Section 408(k):

     (a) All contributions should be in cash; and

     (b) The total of all contributions will not exceed $2,000 for any taxable year.

     Any refund of premiums (other than those attributable to excess contributions) will be applied before the close of the calendar year following the year of the refund towards the payment of future premiums or the purchase of additional benefits.

(5) All distributions made under this Contract shall be made in accordance with the requirements of IRC Section 401 (a)(9), including the incidental death benefit requirements of IRC Section 401 (a)(9)(G), and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401 (a)(9)-2 of the Proposed Treasury Regulations.

(6) The Owner's entire interest in the account must be distributed, or begin to be distributed, by the Owner's required beginning date. The Owner's required beginning date is the April 1 following the calendar year in which the Owner reaches age 70 1/2. For each succeeding year, a distribution must be made on or before December 31. By the required beginning date the Owner may elect to have the balance in the Contract distributed in one of the following forms:

     (a) A single sum payment;

     (b) Equal or substantially equal payments over the life of the Owner;

     (c) Equal or substantially equal payments over the lives of the Owner and his or her designated beneficiary:

     (d) Equal or substantially equal payments over a specified period that may not be longer than the Owner's life expectancy:

    (e) Equal or substantially equal payments over a specified period that may not be longer than the joint life and last survivor life expectancy of the Owner and his or her designated beneficiary.

If the Owner's entire interest is to be distributed in a manner other than 6(a), the required annual minimum distribution will be (a) divided by (b) where:

     (a) Is the Owner's entire interest; and

     (b) is his or her life expectancy.

If the Owner's entire interest is to be distributed under 6(c), that interest will be divided by the joint and last survivor expectancy of the Owner and his or her designated beneficiary.

If the Owner's beneficiary is someone other than his or her spouse, then the minimum distribution which must be made each year will be not less than (a) divided by (b) where:

     (a) Is the Owner's entire interest; and

     (b) Is the joint and last survivor expectancy of the Owner and the designated beneficiary. If the designated beneficiary is more than ten years younger than the Owner, the age to use for the designated beneficiary in making the calculation shall be the Owner's age less 10 years.

Payments must be made in periodic payments at intervals of no longer than one year.

Life expectancy is computed by use of the expected return multiples in Tables V and Vl of Treasury Regulations Section 1.72-9. Unless otherwise elected by the Owner by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the Owner and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the beneficiary attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

If the Owner's spouse is not the designated beneficiary, the method of distribution selected must assure that at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the Owner.

(7) No provision of this Contract or any supplementary contract issued upon the death of the Owner in exchange for this Contract will apply where it permits or provides for settlement of such amount in any manner other than as noted in "a" or "b" below:

     (a) If the Owner dies on or after distributions have begun under Section 6, the entire remaining interest must be distributed at least as rapidly as provided under the method of distribution being used before the Owner's death.

     (b) If the Owner dies before distributions have begun under Section 6, the entire remaining interest must be distributed as elected by the Owner. If the Owner has not made an election, the beneficiary or beneficiaries may elect a method of distribution as follows:

        (1) By December 31 of the year containing the fifth anniversary of the Owner's death; or

        (2) In equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31st of the year following the year of the Owner's death. If the beneficiary is the Owner's surviving spouse, distribution is not required to begin before December 31st of the year in which the Owner would have turned 70 1/2 .

        (3) If the designated beneficiary is the Owner's surviving spouse, the spouse may treat the Contract as his or her own individual retirement arrangement (IRA). This election will be deemed to have been made if the spouse:

           (i)   Makes a regular IRA contribution to the Contract;
           (ii)  Makes rollover to or from such Contract; or
           (iii) Fails to elect any of the above provisions.

Life expectancy is computed by use of the expected return multiples in Tables V and Vl of Section 1.72-9 of the Treasury Regulations. For purposes of distributions beginning after the Owner's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years.

In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

Distributions under this section are considered to have begun if distributions are made on account of the individual reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under Section 1.401 (a)(9) of the Treasury Regulations.

(8) This Contract will be for the exclusive benefit of the Owner or his or her beneficiary. The entire interest of the annuitant in this Contract will be nonforfeitable.

(9) We will furnish annual calendar year reports concerning the status of this Contract.

(10) We may amend this Contract to conform to the provisions of the IRC, Internal Revenue Regulation or published Internal Revenue Rulings.

(11) Termination of the Contract may occur if:

     (a) No premiums have been received for two full consecutive policy years;
and
     (b) the paid up annuity benefit at maturity would be less than $20 per month.

(12) The 20 Day Right To Examine And Return This Contract provision on the cover of this Contract is modified by substituting the words "initial premium" for the words "Contract Value."

The Issue Date of this amendment is the Contract Issue Date unless another date is shown.

Signed for EQUITABLE LIFE INSURANCE COMPANY OF IOWA.

/S/ FRED S. HUBBELL
____________________
     President



EQUITABLE LIFE INSURANCE COMPANY OF IOWA
DES MOINES, IOWA

Annuity Service Center
P.O. Box 9271
Des Moines, IA 50306-9271
(800)344-6860

In this Contract, "you" or "your" will refer to the Owner, and "we," "our," and "us" will refer to Equitable Life Insurance Company of Iowa.

EQUITABLE LIFE INSURANCE COMPANY OF IOWA (THE "COMPANY") WILL PAY THE BENEFITS OF THIS CONTRACT ACCORDING TO THE TERMS OF THIS CONTRACT.

This  Contract  is  issued  in  return for the payment of the initial Purchase
Payment.

               20 DAY RIGHT TO EXAMINE AND RETURN THIS CONTRACT

READ YOUR CONTRACT CAREFULLY. THE CONTRACT IS A LEGAL CONTRACT BETWEEN YOU, THE OWNER, AND US, THE COMPANY.

WITHIN 20 DAYS OF THE DATE OF RECEIPT OF THIS CONTRACT BY THE OWNER, IT MAY BE RETURNED BY DELIVERING OR MAILING IT TO THE COMPANY AT ITS ANNUITY SERVICE CENTER. WHEN THE CONTRACT IS RECEIVED AT OUR ANNUITY SERVICE CENTER, WE WILL REFUND THE CONTRACT VALUE TO THE OWNER, AS OF THE DATE OF CANCELLATION, WITH ANY ADJUSTMENT REQUIRED BY APPLICABLE LAW OR REGULATION. THEREAFTER, THE CONTRACT WILL BE DEEMED VOID AS OF ITS ISSUE DATE.

The Contract is signed for the Company as of its Issue Date (Effective Date).

/S/ JAMES R SAMPLE                 /S/ FRED S. HUBBELL
___________________                _____________________
  Secretary                            President

 MATURITY PROCEEDS, WITHDRAWAL VALUES, AND THE DEATH PROCEEDS PROVIDED BY THIS
  CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE
             VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

  THE VARIABLE PROVISIONS OF THIS CONTRACT CAN BE FOUND IN SECTIONS 3 AND 4.


             FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY CONTRACT
                               NONPARTICIPATING
                 MATURITY PROCEEDS PAYABLE AT MATURITY DATE.
 DEATH PROCEEDS PAYABLE IN EVENT OF ANNUITANT'S DEATH PRIOR TO MATURITY DATE.


                              TABLE OF CONTENTS

1.  GENERAL DEFINITIONS

2.  PURCHASE PAYMENTS

3.  CONTRACT VALUE PROVISION
    3.1  CONTRACT VALUE
    3.2  ANNUAL CONTRACT
    MAINTENANCE CHARGE

4.  SEPARATE ACCOUNT PROVISIONS
    4.1  THE SEPARATE ACCOUNT
    4.2  INVESTMENTS OF THE
    SEPARATE ACCOUNT
    4.3 VALUATION OF ASSETS
    4.4  ACCUMULATION UNIT
    4.5  MORTALITY AND EXPENSE
    RISK CHARGE
    4.6  ADMINISTRATIVE CHARGE
    4.7  SEPARATE ACCOUNT VALUE

5.  FIXED ACCOUNT VALUE

6.  TRANSFER PROVISION

7.  WITHDRAWAL PROVISIONS
    7.1 WITHDRAWAL
    7.2 WITHDRAWALS WITHOUT
    CHARGE

8.  CONTRACT PROCEEDS
    8.1  MATURITY PROCEEDS
    8.2  DEATH PROCEEDS
    8.3  DEATH OF ANNUITANT
    8.4  DEATH OF OWNER

9.  FIXED PAYMENT PLANS
    9.1  PLAN A. INTEREST
    9.2  PLAN B. FIXED PERIOD
    9.3  PLAN C. LIFE INCOME

10.  SUSPENSION OR DEFERRAL OF
     PAYMENTS

11.  OWNER, ASSIGNMENT,
BENEFICIARY, PROVISIONS
    11.1 OWNER
    11.2 ASSIGNMENT
    11.3 BENEFICIARY
    11.4 SIMULTANEOUS DEATH OF
    BENEFICIARY AND
    ANNUITANT

12.  GENERAL TERMS
     12.1 YOUR CONTRACT
     12.2 LIMITS ON CONTESTING
     THIS CONTRACT
     12.3 VALID RELEASE FOR
     PAYMENT
    12.4 OPTION TO CHANGE
     MATURITY DATE
     12.5 REPORTS
     12.6 MISTAKE OF AGE OR SEX
     12.7 NONPARTICIPATING
     12.8 PROTECTION OF PROCEEDS
     12.9 TAXES
     12.10 MODIFICATION




                                  DATA PAGE


ANNUITANT:       [John Doe]               AGE AT ISSUE:     [35]

OWNER:           [John Doe]

CONTRACT NUMBER: [12345]                  ISSUE DATE:       [4/1/93]

MATURITY DATE:   [4/01/2023]

PURCHASE PAYMENTS:

     [INITIAL PURCHASE PAYMENT:                $10,000]

     [MINIMUM SUBSEQUENT PURCHASE PAYMENT:     $2,000]
     [MAXIMUM SUBSEQUENT PURCHASE PAYMENT:     $500,000]
     [MAXIMUM TOTAL PURCHASE PAYMENT:           $ 1 Million]

ANNUAL CONTRACT MAINTENANCE CHARGE:
[$30.00 each Contract Year prior to Maturity Date.]

MORTALITY AND EXPENSE RISK CHARGE:
[Equal on an annual basis to 1.25% of the average daily net asset value of the Separate Account.]

ADMINISTRATIVE CHARGE:
[Equal on an annual basis to .15% of the average daily net asset value of the Separate Account.]

TRANSFERS:

FREE TRANSFERS:
[12 per Contract Year]

TRANSFER FEE: [Lesser of: (1 ) 2% of Contract Value transferred; or (2) an amount not greater than $25.]

MINIMUM CONTRACT VALUE TO BE TRANSFERRED:
[$100 or the Owner's entire interest in the Subaccount or the Fixed Account, if less.]

MINIMUM CONTRACT VALUE WHICH MUST REMAIN IN A SUBACCOUNT OR FIXED ACCOUNT AFTER A TRANSFER:
[$100]

WITHDRAWALS:

WITHDRAWAL CHARGE: [A withdrawal charge may be deducted in the event of a withdrawal of all or a portion of the Contract Value. The Withdrawal Charge Percentages are based upon the number of Purchase Payment Anniversaries that Purchase Payments have remained in the Contract before being withdrawn.]

                         TABLE OF WITHDRAWAL CHARGES:





PURCHASE PAYMENT
ANNIVERSARY       WITHDRAWAL CHARGE
----------------  -------------------------------------

[1                8% of the Purchase Payment withdrawn]
[2                7% of the Purchase Payment withdrawn]
[3                6% of the Purchase Payment withdrawn]
[4                5% of the Purchase Payment withdrawn]
[5                4% of the Purchase Payment withdrawn]
[6                3% of the Purchase Payment withdrawn]
[7                2% of the Purchase Payment withdrawn]
[8                1% of the Purchase Payment withdrawn]
[9 and after                                        0%]



MINIMUM PARTIAL WITHDRAWAL: [$100 or the Owner's entire interest in the subaccount or the Fixed Account, if less.]

MINIMUM CONTRACT VALUE WHICH MUST REMAIN IN A SUBACCOUNT OR THE FIXED ACCOUNT AFTER A PARTIAL WITHDRAWAL: [$100]

INVESTMENT OPTIONS:

[ADVANTAGE]
[GOVERNMENT SECURITIES]
[SHORT-TERM BOND]
[MONEY MARKET]
[MORTGAGE-BACKED SECURITIES]
[INTERNATIONAL FIXED INCOME]
INTERNATIONAL STOCK]
[TOTAL RETURN]
[RESEARCH]
[OTC]

SEPARATE ACCOUNT: [Separate Account A]


1. GENERAL DEFINITIONS

ACCUMULATION PERIOD - The period during which Purchase Payments may be made prior to the Maturity Date.

ACCUMULATION UNIT - A unit of measure used to calculate the Contract Value in a Subaccount of the Separate Account prior to the Maturity Date.

AGE - The Annuitant's age on his or her last birthday.

ANNUITANT - The natural person on whose life Annuity Payments are based. The Annuitant is shown on the Data Page.

ANNUITY PAYMENTS - The series of payments after the Maturity Date under the Payment Plan selected.

BENEFICIARY - The person you, as Owner, have chosen to receive the Proceeds on the Annuitant's death, as shown in our records. There may be different classes of Beneficiaries, such as primary and contingent. These classes set the order of payment. There may be more than one Beneficiary in a class.

COMPANY - Equitable Life Insurance Company of Iowa.

CONTRACT ANNIVERSARY - An anniversary of the Issue Date of the Contract.

CONTRACT  YEAR  -  One  year  from  the  Issue  Date  and  from  each Contract
Anniversary.

FIXED ACCOUNT - The Company's general investment account which contains all the assets of the Company with the exception of the Separate Account and other segregated asset accounts.

INVESTMENT OPTION - An investment entity the Company may make available from time to time.

ISSUE DATE/DATE OF ISSUE - The effective date of the Contract. The Issue Date is shown on the Data Page.

MATURITY DATE - The date on which Annuity Payments begin. The Maturity Date is shown on the Data Page unless changed as provided under Section 12.4.

OWNER - The person who owns the Contract, as shown in our records. The Owner may be someone other than the Annuitant.

PORTFOLIO - A segment of an Investment Option which constitutes a separate and distinct class of shares.

PROCEEDS - Proceeds are the amounts payable under this Contract.

PURCHASE PAYMENT - An amount paid to the Company to provide benefits under this Contract. A Purchase Payment does not include transfers between the Separate Account and the Fixed Account or among Subaccounts.

PURCHASE PAYMENT ANNIVERSARY - The anniversary of a Purchase Payment.

SEPARATE ACCOUNT - A separate investment account of the Company designated on the Data Page.

SUBACCOUNT - A segment of the Separate Account representing an investment in an Investment Option.

VALUATION DATE - The Separate Account will be valued each day that the New York Stock Exchange and our Annuity Service Center both are open for business.

VALUATION PERIOD - The period beginning at the close of business of the New York Stock Exchange on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

2. PURCHASE PAYMENTS

The initial Purchase Payment is due on the Issue Date. There is no Contract until the initial Purchase Payment is paid. If any check presented as payment of any part of the initial Purchase Payment for this Contract is not honored, this Contract is void.

The allocation of the initial Purchase Payment is made in accordance with the selection made by the Owner. Unless otherwise changed by the Owner, subsequent Purchase Payments are allocated in the same manner as the initial Purchase Payment. Allocation of the Purchase Payments is subject to the terms and conditions imposed by the Company.

The minimum and maximum subsequent Purchase Payments are shown on the Data Page. The total amount of purchase payments is subject to the Maximum Total Purchase Payment shown on the Data Page. The Company reserves the right to reject any Purchase Payment.

3. CONTRACT VALUE PROVISION

3.1 CONTRACT VALUE - The Contract Value, at any time, is the sum of:

     (1) The Fixed Account Value; and

     (2) The Separate Account Value.

The Separate Account Value will vary daily with the performance of the Subaccounts of the Separate Account, any Purchase Payments paid, partial withdrawals, and charges assessed. There is no guaranteed minimum Separate Account Value.

3.2 ANNUAL CONTRACT MAINTENANCE CHARGE - The Contract Maintenance Charge is deducted from the Fixed Account Value and the Separate Account Value by subtracting values from the Fixed Account Value and/or canceling Accumulation Units from each applicable Subaccount in the ratio that the value of each account bears to the total Contract Value. The deduction of the Contract Maintenance Charge from within each Subaccount or Fixed Account is on a first in, first out basis. The Annual Contract Maintenance Charge is shown on the Data Page. The Annual Contract Maintenance Charge will be deducted from the Contract Value on each Contract Anniversary while this Contract is in force.

If a total withdrawal is made on other than a Contract Anniversary, the Annual Contract Maintenance Charge will be deducted at the time of withdrawal.

4. SEPARATE ACCOUNT PROVISIONS

4.1 THE SEPARATE ACCOUNT - The Separate Account is a separate investment account of the Company. It is shown on the Data Page. The Company has allocated a part of its assets for this and certain other contracts to the Separate Account. The assets of the Separate Account are the property of the Company. However, they will not be charged with the liabilities that arise out of any other business the Company may conduct.

4.2 INVESTMENTS OF THE SEPARATE ACCOUNT - The Separate Account is segmented into Subaccounts. Purchase Payments applied to the Separate Account are allocated to a Subaccount of the Separate Account. The assets of the Subaccount are allocated to the Investment Option(s) shown on the Data Page. The Company may, from time to time, add additional Investment Options or Portfolios to those shown on the Data Page. The Owner may be permitted to transfer Contract Values to the additional Investment Options or Portfolios. However, the right to make any transfer will be limited by the terms and conditions imposed by the Company.

The Company may substitute shares of another Investment Option or Portfolio for shares already under this Contract if:

     (1) Any Investment Option is a separate legal entity issuing shares or other evidence of ownership and should the shares of any such Investment Options) or any Portfolio(s) within the Investment Option became unavailable for investment by the Separate Account; or

     (2) The Board of Directors deems further investment in these shares inappropriate.

4.3 VALUATION OF ASSETS - Assets of the Separate Account are valued at their fair market value in accordance with procedures of the Company.

4.4 ACCUMULATION UNIT - A Purchase Payment when allocated to the Separate Account is converted into Accumulation Units for the selected Subaccount. The number of Accumulation Units in a Subaccount credited to this Contract is determined by dividing the Purchase Payment allocated to that Subaccount by the Accumulation Unit Value for that Subaccount as of the Valuation Period during which the Purchase Payment is allocated to the Subaccount. The Accumulation Unit Value for each Subaccount was arbitrarily set initially at $10. Subsequent Accumulation Unit Values are determined by subtracting (2) from (1) and dividing the result by (3) where:

     (1) Is the net result of:

          (a) The assets of the Subaccount attributable to Accumulation
Units; plus or minus
          (b) The cumulative charge or credit for taxes reserved, as stated in
Section 12.9, which resulted from the operation or maintenance of that Subaccount.

     (2) Is the cumulative unpaid charge for the Mortality and Expense Risk Charge and for the Administrative Charge, which are shown on the Contract Data Page; and

     (3) Is the number of Accumulation Units outstanding at the end of the Valuation Period.

The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

4.5 MORTALITY AND EXPENSE RISK CHARGE - The Company deducts a Mortality and Expense Risk Charge from the Separate Account which is equal, on an annual basis, to the amount shown on the Data Page. The Mortality and Expense Risk Charge compensates the Company for assuming the mortality and expense risks under this Contract.

4.6 ADMINISTRATIVE CHARGE - The Company deducts an Administrative Charge from the Separate Account which is equal, on an annual basis, to the amount shown on the Data Page. The Administrative Charge compensates the Company for the costs associated with the administration of this Contract and the Separate Account.

4.7 SEPARATE ACCOUNT VALUE - The Separate Account Value on any Valuation Date shall mean the sum of the Owner's interests in the Subaccounts of the Separate Account. The value of the Owner's interest in a Subaccount is determined by multiplying the number of Accumulation Units attributable to that Subaccount by the Accumulation Unit Value for that Subaccount. Any withdrawals or transfers will result in the cancellation of Accumulation Units in a Subaccount.

5. FIXED ACCOUNT VALUE

The Fixed Account Value at any time is the sum of all Purchase Payments allocated to the Fixed Account:

(l) Less any amount withdrawn; and

(2) Plus any interest credited.

The Company will credit interest to the Fixed Account Value at rates as the Company declares. The guaranteed minimum interest rate is equal to an effective rate of 3% per year. We may credit excess interest while this Contract is in force and before the proceeds are paid. Excess interest will be declared in advance.

6. TRANSFER PROVISION

Prior to the Maturity Date, the Owner may transfer all or part of the Owner's interest in a Subaccount or the Fixed Account without the imposition of any fee or charge if there have been no more than the number of free transfers shown on the Data Page for the Contract Year. All transfers are subject to the following:

     (1) If more than the number of free transfers have been made in any Contract Year, the Company will deduct a Transfer Fee for each subsequent transfer. The Transfer Fee will be deducted from the amount which is transferred.

     (2) The minimum amount which can be transferred is shown on the Data Page. The minimum amount which must remain is shown on the Data Page.

     (3) Any transfer direction must clearly specify:

        (a) The amount which is to be transferred; and

        (b) The Fixed Account or Subaccounts which are to be affected.

     (4) Transfers will be made as of the Valuation Period next following the Valuation Period during which a written request for a transfer is received at the Company.

     (5) The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend, or modify the transfer privilege described above.

Purchase Payments and any earnings attributable to such Purchase Payments are transferred from the Fixed Account or Subaccount on a first in, first out basis. For any Contract Year, transfers of Purchase Payments and any attributable earnings from the Fixed Account to a Subaccount are limited to 10% of the Purchase Payment and 10% of its attributable earnings. If a Purchase Payment was received at least eight (8) years prior to the request for transfer, 100% of that Purchase Payment and its attributable earnings may be transferred to a Subaccount or Subaccounts. If the Owner elects to use the transfer privilege, the Company will not be liable for transfers made according to the Owner's instructions.

7. WITHDRAWAL PROVISIONS
7.1 WITHDRAWAL - Prior to the Maturity Date, the Owner may, upon written request received by the Company, make a total or partial withdrawal of the Contract Withdrawal Value. This Contract terminates if a total withdrawal is made. The Contract Withdrawal Value is:

          (1) The Contract Value for the Valuation Period next following the Valuation Period during which a written request for a withdrawal is received at the Company; less

     (2) Any applicable taxes not previously deducted; less

     (3) The Withdrawal Charge, if any; less

     (4) The Annual Contract Maintenance Charge, if any.

A withdrawal will result in the cancellation of Accumulation Units for each applicable Subaccount of the Separate Account or a reduction in the Fixed Account Value. Unless otherwise instructed, a partial withdrawal will be applied pro rata among each Subaccount and the Fixed Account based on the ratio of the value of each Subaccount or Fixed Account to the Contract Value. For purposes of determining any applicable withdrawal charges or any other charges under this Contract, the distribution of Purchase Payments from within a Subaccount or the Fixed Account are on a first in, first out basis with earnings attributable to such Purchase Payments considered only after the Purchase Payment is considered.

Each partial withdrawal must be for an amount which is not less than the amount shown on the Data Page. The remaining Contract Value which must remain in a Subaccount or in the Fixed Account after a partial withdrawal is shown on the Data Page.

7.2 WITHDRAWALS WITHOUT CHARGE - For each Contract Year after the first, the Owner may withdraw without a withdrawal charge an amount equal to 10% of the total of all Purchase Payments at the beginning of the Contract Year less any Purchase Payments previously withdrawn. Any withdrawals without a withdrawal charge not used in a Contract Year may not be used in any subsequent Contract Year.

8. CONTRACT PROCEEDS

8.1 MATURITY PROCEEDS - On the Maturity Date, the Company will pay the Maturity Proceeds of the Contract to the Annuitant, if living, subject to the terms of this Contract. If Payment Plan A, Option 1; Plan B; or Plan C are elected, the Maturity Proceeds will be the Contract Value less any applicable taxes not previously deducted. If the Maturity Proceeds are paid in cash or by any other method not listed above, the Maturity Proceeds equal the Contract Value less:

     (1) Any applicable taxes not previously deducted; less

     (2) The Withdrawal Charge, if any; less

     (3) The Annual Contract Maintenance Charge, if any.

The election of a Payment Plan must be made in writing at least seven (7) days prior to the Maturity Date. If no election is made, an automatic option of monthly income for a minimum of 120 months and as long thereafter as the Annuitant lives will be applied.

8.2 DEATH PROCEEDS - If death occurs prior to the end of the eighth Contract Year, the Death Proceeds will be the greater of:

     (1) The sum of the Purchase Payments less any Withdrawals including any applicable Withdrawal Charge and any applicable taxes not previously deducted: or

     (2) The Contract Value less any applicable taxes not previously deducted.

If death occurs after the end of the eighth Contract Year, the Death Proceeds will be the greatest of:

       (1) The sum of the Purchase Payments less any Withdrawals including any applicable Withdrawal Charge and less any applicable taxes not previously deducted; or

              (2) The Contract Value less any applicable taxes not previously deducted; or

        (3) The Contract Value at the end of the eighth Contract Year less any Withdrawals including any applicable Withdrawal Charge incurred since the end of the eighth Contract Year and any applicable taxes not previously deducted.

The Death Proceeds will be determined and paid as of the Valuation Period next following the Valuation Period during which both due proof of death satisfactory to the Company and an election for the payment method are received at the Company.

The Beneficiary can elect to have a single lump sum payment or choose one of the Payment Plans. If a single sum payment is requested, the amount will be paid within seven (7) days, unless the Suspension or Deferral of Payments provision is in effect.

Payment to the Beneficiary, other than in a single sum, may only be elected during the 60-day period beginning with the date of receipt of due proof of death on a form acceptable to the Company.

The entire Death Proceeds must be paid within five (5) years of the date of death unless:

     (1) The Beneficiary elects to have the Death Proceeds:

          (a) Payable under a Payment Plan over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary; and

          (b) Payable beginning within one year of the date of death; or

     (2) If the Beneficiary is the Owner's Spouse, the Beneficiary may elect to become the Owner of the Contract and this Contract will continue in effect.

8.3 DEATH OF ANNUITANT

     (1) If the Annuitant dies prior to the Maturity Date, we will pay the Death Proceeds as provided in Section 8.2 except as provided in number (2) of this Section.

     (2) If the Annuitant dies prior to the Maturity Date and if the Annuitant was age 76 or greater on the Issue Date of this Contract, we will pay the Death Proceeds as provided in Section 8.2 except that the Death Proceeds will equal the Contract Value less any applicable taxes not previously deducted.

     (3) If the Annuitant dies after the Maturity Date but before all of the Proceeds payable under this Contract have been distributed, we pay the remaining Proceeds to your Beneficiary according to the terms of the supplementary contract.

8.4 DEATH OF OWNER

          (1) If you, as Owner of this Contract, die before the Maturity Date, Ownership of this Contract will be transferred as follows:

        (a) If you are also the Annuitant, Section 8.3 applies; or

        (b) If you are not also the Annuitant and if the new Owner is your spouse, this Contract may be continued; or

         (c) If you are not also the Annuitant and it the new Owner is someone other than your spouse, the Contract Withdrawal value must be distributed under Section 8.2.

       (2) If you, as Owner, die on or after the Maturity Date, but before all Proceeds payable under this Contract have been distributed, we will continue payments according to the terms of the Supplementary Contract.

The Owner's spouse is the Owner's surviving spouse at the time of the Owner's death.

If the Owner is not a natural person, the death of the Annuitant will be treated as the death of the Owner.

If there are Joint Owners, any references to the death of the Owner shall mean the first death of an Owner.

9. FIXED PAYMENT PLANS

After the first Contract Year, the Proceeds may be applied under one or more of the Payment Plans described below. Payment Plans not specified in this Contract are available only if they are approved both by the Company and the Owner. You can choose a Payment Plan during the Annuitant's lifetime. This choice can be changed during the life of the Annuitant prior to the Maturity Date. If you have not chosen a plan prior to the Annuitant's death, the automatic option of monthly income for a minimum of 120 months and as long thereafter as the Payee lives will be applied.

To choose a plan, send a written request to our Annuity Service Center. We will send you the proper forms to complete. Your request, when recorded at our Annuity Service Center, will be in effect from the date it was signed, subject to any payments or actions taken by us before the recording. Any change must be requested at least seven (7) days prior to the Maturity Date.

If, for any reason, the person named to receive payments (the Payee) is changed, the change will go into effect when the request is recorded at our Annuity Service Center, subject to any payments or actions taken by us before the recording.

A plan is available only if the periodic payment is $100 or more. If the Payee is other than a natural person (such as a corporation), a plan will be available only with our consent.

A supplementary contract will be issued in exchange for this Contract when payment is made under a Payment Plan. The effective date of a Payment Plan shall be a date upon which we mutually agree.

The minimum interest rate for plans A and B is 3.0% a year, compounded yearly. The minimum rates for Plan C were based on the 1983a Annuity Table at 3.0% interest, compounded yearly. We may pay a higher rate at our discretion.

9.1 PLAN A. INTEREST
        OPTION 1 - The Contract Value less any applicable taxes not previously deducted may be left on deposit with us for five (5) years. Fixed payments will be made monthly, quarterly, semi-annually, or annually. We will not allow a monthly payment if the Contract Value applied under this option is less than $100,000. The Proceeds may not be withdrawn until the end of the five (5) year period.

       OPTION 2 - The Contract Withdrawal Value may be left on deposit with us for a specified period. Interest will be paid annually. All or part of the Proceeds may be withdrawn at any time.

9.2 PLAN B. FIXED PERIOD - The Contract Value less any applicable taxes not previously deducted will be paid until the Proceeds, plus interest, are paid in full. Payments may be paid annually or monthly. The payment period cannot be more than 30 years nor less than five (5) years. The table below shows the minimum annual payment for each $1,000 of Proceeds applied. It is based on the age of the Annuitant or the Beneficiary.

           MINIMUM AMOUNT OF EACH INSTALLMENT PER $1,000 FOR PLAN B





Years    Annual        Years    Annual        Years    Annual
Payable  Installment   Payable  Installment   Payable  Installment

5        $     218.35       14  $      88.53       23  $      60.81
6              184.60       15         83.77       24         59.05
7              160.51       16         79.61       25         57.43
8              142.46       17         75.95       26         55.94
9              128.43       18         72.71       27         54.56
10             117.23       19         69.81       28         53.29
11             108.08       20         67.22       29         52.11
12             100.46       21         64.87       30         51.02
13              94.03       22         62.75



9.3 PLAN C. LIFE INCOME - The Contract Value less any applicable taxes not previously deducted will be paid in monthly or annual payments for as long as the Annuitant or Beneficiary, whichever is appropriate, lives. The Company has the right to require proof satisfactory to us of the age and sex of such person and proof of continuing survival of such person. A minimum number of payments may be guaranteed, if desired.

The table below shows the minimum annual payment for each $ 1,000 of Proceeds applied. It is based on the age of the Annuitant or Beneficiary.

     MINIMUM AMOUNT OF EACH INSTALLMENT PER $1,000 OF PROCEEDS FOR PLAN C





        Male                             Female
        Annual      Installment          Annual      Installment
        Guaranteed  Period               Guaranteed  Period
Age of                                   Age of
Payee   Life             10 Yrs  20 Yrs  Payee       Life         10 Yrs  20 Yrs
45           48.35        47.69   46.41          45        44.67   44.26   43.60
46           49.13        48.41   47.01          46        45.28   44.85   44.13
47           49.95        49.17   47.63          47        45.92   45.46   44.68
48           50.80        49.96   48.27          48        46.60   46.11   45.25
49           51.70        50.78   48.93          49        47.31   46.79   45.84
50           52.64        51.64   49.60          50        48.06   47.50   46.45
51           53.63        52.55   50.30          51        48.85   48.25   47.09
52           54.67        53.50   51.01          52        49.69   49.03   47.75
53           55.77        54.49   51.73          53        50.56   49.86   48.43
54           56.93        55.54   52.48          54        51.49   50.73   49.14
55           58.16        56.64   53.23          55        52.48   51.65   49.87
56           59.47        57.80   54.00          56        53.52   52.61   50.63
57           60.85        59.02   54.77          57        54.63   53.63   51.41
58           62.34        60.30   55.55          58        55.81   54.71   52.21
59           63.92        61.65   56.33          59        57.06   55.84   53.03
60           65.61        63.08   57.10          60        58.39   57.04   53.86
61           67.43        64.57   57.87          61        59.81   58.30   54.70
62           69.38        66.14   58.62          62        61.33   59.64   55.56
63           71.47        67.78   59.36          63        62.95   61.04   56.41
64           73.71        69.50   60.07          64        64.68   62.53   57.26
65           76.12        71.28   60.74          65        66.53   64.10   58.11
66           78.69        73.13   61.38          66        68.51   65.75   58.93
67           81.45        75.04   61.99          67        70.64   67.49   59.73
68           84.40        77.01   62.54          68        72.93   69.32   60.50
69           87.57        79.03   63.05          69        75.40   71.24   61.23
70           90.96        81.09   63.52          70        78.08   73.25   61.91
71           94.60        83.19   63.93          71        80.99   75.36   62.54
72           98.50        85.32   64.30          72        84.14   77.54   63.12
73          102.70        87.45   64.63          73        87.57   79.81   63.63
74          107.22        89.58   64.91          74        91.30   82.14   64.08
75          112.08        91.69   65.14          75        95.36   84.52   64.47
76          117.32        93.77   65.34          76        99.77   86.93   64.80
77          122.97        95.79   65.51          77       104.57   89.35   65.08
78          129.06        97.74   65.64          78       109.79   91.75   65.30
79          135.61        99.60   65.75          79       115.49   94.12   65.49
80          142.65       101.36   65.83          80       121.71   96.42   65.64



Factors for ages not shown will be supplied upon request.

10. SUSPENSION OR DEFERRAL OF PAYMENTS

The Company reserves the right to suspend or postpone payments for a withdrawal or transfer for any period when:

     (1) The New York Stock Exchange is restricted;

     (2) Trading on the New York Stock Exchange is restricted;

     (3) An emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets;

     (4) During any other period when the Securities and Exchange Commission, by order, so permits for the protection of the Owners; or

     (5) Our Annuity Service Center is closed for business.

The applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

11. OWNER, ASSIGNMENT, BENEFICIARY PROVISIONS

11.1 OWNER - As Owner, you can exercise the rights given by this Contract. You can name a new Owner. Any change in Ownership must be sent to our Annuity Service Center on a form we accept. The change will go into effect when it is signed, subject to any payments or actions taken by us before we record it.

11.2 ASSIGNMENT - During the Annuitant's life, you can assign some or all of your rights under this Contract to someone else.

A signed copy of the assignment must be sent to our Annuity Service Center on a form we accept. An assignment of your Contract is not binding on us until the assignment, or a copy, is recorded at our Annuity Service Center, subject to any payments or actions taken by us before the recording. We are not responsible for the validity or effect of any assignment, including any tax consequences. A general assignment is not a change of owner.

Consent of any Irrevocable Beneficiaries is required before assignment of Proceeds.

11.3 BENEFICIARY - The Owner can name any Beneficiary to be an Irrevocable Beneficiary. The interest of an Irrevocable Beneficiary cannot be changed without his or her consent. Otherwise, you can change Beneficiaries as explained below.

Unless you state otherwise, all rights of a Beneficiary, including an Irrevocable Beneficiary, will end if he or she dies before the Annuitant dies. If any Beneficiary dies before the Annuitant, that Beneficiary's interest will pass to any other Beneficiaries according to their respective interests. If all Beneficiaries die before the Annuitant, upon the Annuitant's death the Company will pay the Death Proceeds to the Owner, if living, otherwise to the Owner's estate or legal successors.

The Owner can change the Beneficiary at any time during the Annuitant's life. To do so, send a written request to our Annuity Service Center. The request must be on a form we accept. The change will go into effect when signed, subject to any payments or actions taken by us before we record the change.

A change cancels all prior Beneficiaries; except, however, a change will not cancel any Irrevocable Beneficiary without his or her consent. The interest of the Beneficiary will be subject to:

     (1) Any assignment of this Contract, accepted and recorded by the Company prior to the Annuitant's death: and

     (2) Any Payment Plan in effect on the date of the Annuitant's death.

11.4 SIMULTANEOUS DEATH OF BENEFICIARY AND ANNUITANT - Death Proceeds will be paid as though the Beneficiary died before the Annuitant if:

     (1) The Beneficiary dies at the same time as the Annuitant; or

     (2) The Beneficiary dies within 24 hours of the Annuitant's death.

12. GENERAL TERMS

12.1 YOUR CONTRACT - This Contract is a legal Contract with us. The Contract is issued in consideration of any Application you completed and the payment of the initial Purchase Payment. A copy of any Application is attached to and made a part of this Contract.

This Contract is the entire Contract between you and us. Only our President or Vice President can change, modify or waive the provisions of this Contract.

12.2 LIMITS ON CONTESTING THIS CONTRACT - The Company relies on the statements made in any Application for the Contract. These statements, in the absence of fraud, are considered representations and not warranties.

The Company will not contest payment of the Proceeds after this Contract has been in force during the Annuitant's life for two (2) years from the Issue Date.

12.3 VALID RELEASE FOR PAYMENT - If Proceeds are payable to a person not legally competent to give a valid release, we may pay the Proceeds in monthly installments, not exceeding $100, to the person or persons, who, in our opinion, have assumed custody and principal support of the person. The person to receive the Proceeds must be judged by us to be entitled to payment. Any payment made under this clause will be made in good faith. It will satisfy our responsibility to the extent of any payments made.

12.4 OPTION TO CHANGE MATURITY DATE - The Owner may elect a new Maturity Date at any time by making a written request to us at our Annuity Service Center at least seven (7) days prior to the Maturity Date. We may require that the Contract be submitted for endorsement to show the change. The Maturity Date may not be in the first Contract Year.

12.5 REPORTS - The Company will send you at least once each year a report which shows the current Contract Value and any other information which may be required by law. The Company will also send you an annual report of the Separate Account. Reports will be sent to the Owner at the post office address last known to us.

12.6 MISTAKE OF AGE OR SEX - If the age or sex of the Annuitant, or the age or sex of any designated second person, is misstated in any Application, we will adjust the Proceeds. The Proceeds of this Contract will be those the Purchase Payment would have bought at the correct age and sex. Any underpayment made by the Company will be made up immediately. Any overpayment made by the Company will be deducted from the succeeding payments as necessary.

12.7 NONPARTICIPATING - This Contract does not share in our divisible surplus.

12.8 PROTECTION OF PROCEEDS - To the extent permitted by law, Proceeds will be free from legal process and the claim of any creditor if the person is entitled to them under this Contract. No payment and no amount under this Contract can be taken or assigned in advance of its payment date unless the Company receives the Owner's written consent.

12.9 TAXES - Any taxes paid to any government entity relating to this Contract will be deducted from the Purchase Payment or Contract Value when incurred. The Company will, in its sole discretion, determine when taxes have resulted from:

     (1) The investment experience of the Separate Account;

     (2) Receipt by the Company of the Purchase Payments; or

     (3) Commencement of Annuity Payments.

The Company may, at its sole discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right the Company may have to deduct amounts at a later date. The Company will deduct any withholding taxes required by applicable law.

12.10 MODIFICATION - This Contract may be modified in order to maintain compliance with applicable state or federal laws.

   MATURITY PROCEEDS, WITHDRAWAL VALUES, AND DEATH PROCEEDS PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE
             VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

  THE VARIABLE PROVISIONS OF THIS CONTRACT CAN BE FOUND IN SECTIONS 3 and 4.


             FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY CONTRACT
                               NONPARTICIPATING
                 MATURITY PROCEEDS PAYABLE AT MATURITY DATE.
 DEATH PROCEEDS PAYABLE IN EVENT OF ANNUITANT'S DEATH PRIOR TO MATURITY DATE.